Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassoc.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

December 9, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES PROPOSED PUBLIC OFFERING OF

COMMON STOCK

ATLANTA, Georgia. TRANSCEND SERVICES, INC. (the “Company”) (NASDAQ: TRCR) today announced that it and certain selling stockholders intend to offer to sell, subject to market and other conditions, 1,500,000 shares and 720,000 shares, respectively, of the Company’s common stock in an underwritten public offering. The Company and the selling stockholders are expected to grant the underwriters in the offering a 30-day option to purchase from them up to an additional 333,000 shares of the Company’s common stock. Lazard Capital Markets LLC is the sole book-running manager and William Blair & Company is co-lead manager for the offering.

The Company intends to use the net proceeds of the shares sold by it in the offering to repay the remaining $5.0 million of its $7.0 million term loan, fund new acquisitions and to fund working capital and other general corporate initiatives. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

The securities described above are being offered by the Company and the selling stockholders pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of the preliminary prospectus supplement and the related prospectus relating to the proposed offering, copies of which may be obtained, when available, from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or by calling (800) 542-0970.

About Transcend Services, Inc.

The Company provides Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s transcription and editing services securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including those relating to closing of the offering, as well as statements containing words like “intends,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the Company’s ability to successfully complete the offering on satisfactory terms and conditions, the possible adverse impact on the market price of the Company’s shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in the Company’s Securities and Exchange Commission filings.